Exhibit 10.1

CBOE GLOBAL MARKETS, INC. EXECUTIVE SEVERANCE PLAN

As Amended and Restated Effective August 1, 2018

(And Summary Plan Description)

Article 1.    Establishment and Term of the Plan

1.1    Establishment of the Plan. The Corporation established the Cboe Global Markets, Inc. (f/k/a CBOE Holdings, Inc.) Executive Severance Plan effective on January 1, 2011 (the “Plan”). The Plan has been amended from time to time thereafter including this complete amendment and restatement effective August 1, 2018. The purpose of the Plan is to provide Severance Benefits to certain eligible executives of the Corporation and its Affiliates in accordance with the terms of the Plan. No individuals other than the Executives shall be eligible to receive Severance Benefits. Severance Benefits for the Executives will be determined exclusively under the Plan.

The Plan, as set forth herein, is an employee welfare benefit plan within the meaning of ERISA Section 3(1), and the Corporation intends that the Plan be administered in accordance with the applicable requirements of ERISA. This Plan document, including the information provided in Appendix B hereto, is also the summary plan description of the Plan.

1.2    Plan Term. The Plan became effective on January 1, 2011, has been amended from time to time thereafter including this complete amendment and restatement effective August 1, 2018, and shall continue in effect until terminated by the Corporation, subject to Section 8.1 herein.

1.3    Administration. The Plan Administrator is the named fiduciary of the Plan. The Plan Administrator may appoint, as it deems necessary or advisable, an individual or committee to act as its representative in matters affecting the Plan. The Plan Administrator shall have authority to control and manage the operation and administration of the Plan in good faith, and may adopt rules and regulations consistent with the terms of the Plan and necessary or advisable to administer the Plan properly and efficiently. In administering the Plan and providing Severance Benefits prior to a Change in Control, the Plan Administrator shall have discretionary authority to construe and interpret the Plan’s terms and to make determinations under it, including the authority to determine, in good faith, an individual’s eligibility for Severance Benefits, the reason for employment termination, and the amount of Severance Benefits payable, in accordance with the terms of the Plan. Any such interpretation of the Plan made in good faith by the Plan Administrator, and any decision made in good faith on any matter within the discretion of the Plan Administrator under the Plan, will be binding on all persons, subject to review under Article V. In administering the Plan and providing Severance Benefits on or after a Change in Control, the Plan Administrator shall make initial determinations of entitlement to benefits and the amounts thereof in good faith and in accordance with the terms of the Plan, subject to review under Article V.

Article 2.    Definitions

Wherever used in the Plan, the following terms have the meanings set forth below:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Corporation. For purposes of the preceding sentence, the word “control” (by itself and as used in the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Base Salary” means, at any time, the then regular annual base rate of pay that the Employer is paying the Executive as annual salary, as approved by the Board or a committee of the Board and shown in the Employer’s records (disregarding any reduction constituting Good Reason, if the Executive’s Involuntary Termination is for such Good Reason). Base Salary does not include any incentive, non-cash, equity or similar compensation or award, or Retirement Benefit Plan or Health and Welfare Benefit Plan contributions made by the Corporation or an Affiliate.

“Board” means the Board of Directors of the Corporation.

“Cause” shall be deemed to exist if, and only if:

(a)    During the performance of the Executive’s duties, he or she is found, in either a judicial or quasi-judicial proceeding as the case may be, after all rights of appeal have been exhausted or waived, to have committed any deliberate act(s) or omission(s) constituting dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing, gross negligence or malfeasance that result in material harm to the Employer. The determination of material harm to the Employer shall be based on definite proof and not mere allegations, conjecture, or remote possibilities;

(b)    The Executive willfully fails to obey or refuses to comply with a lawful and proper direction of the Board or the Corporation’s Chief Executive Officer or Chief Operating Officer, which direction is consistent with normal business practices and relates to the Executive’s performance of his or her duties and which failure to obey or refusal to comply remains uncured for 30 days after the Executive receives written notice specifying the failure to obey or refusal to comply and affording the Executive an opportunity to be heard in connection therewith, and the Executive either fails to remedy such failure to obey or refusal to comply within 30 days from receipt of such written notice or fails to take all reasonable steps to that end during such 30-day period and thereafter;

(c)  The Executive commits willful misconduct in connection with the performance of his or her duties and which willful misconduct remains uncured for 30 days after the Executive receives written notice specifying the willful misconduct and affording the Executive an opportunity to be heard in connection therewith, and the Executive either fails to remedy such willful misconduct within 30 days from receipt of such written notice or fails to take all reasonable steps to that end during such 30-day period and thereafter;

(d)  The Executive is, in either a judicial or quasi-judicial proceeding as the case may be, after all rights of appeal have been exhausted or waived, convicted (treating a nolo contendere plea as a conviction) of (i) a felony or any crime involving moral turpitude that results in material harm to the Employer or (ii) any violation that would be a disqualification under Article III, Section 4 of the By-Laws of the Financial Industry Regulatory Authority (or of any successor provision). The determination of material harm to the Employer shall be based on definite proof and not mere allegations, conjecture, or remote possibilities; or

(e)  The Executive willfully and materially breaches the terms of any agreement with the Employer, including equity award agreements under the LTIP, and which material breach remains uncured for 30 days after the Executive receives written notice specifying the material breach and affording the Executive an opportunity to be heard in connection therewith, and the Executive either fails to remedy such material breach within 30 days from receipt of such written notice or fails to take all reasonable steps to that end during such 30-day period and thereafter.

“Change in Control” means the first to occur of the following, with respect to each Executive individually:

(a)    The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided that for purposes of this paragraph (a), the following acquisitions will not be deemed to result in a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate or (iv) any acquisition by any corporation or entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (c) of this definition below; and provided further that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition will be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Voting Securities;

(b)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    The approval by the stockholders of the Corporation and consummation of (i) a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or (ii) the acquisition of assets or stock of another corporation in exchange for voting securities of the Corporation (each of (i) and (ii), a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the

Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly (except to the extent that such ownership existed prior to the Business Combination), an amount of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing 20% thereof; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, unless a majority of the Incumbent Board determines otherwise, no Change in Control will be deemed to have occurred with respect to a particular Executive if the Change in Control results from actions or events in which the Executive is a participant in a capacity other than solely as an officer, employee, or director of the Corporation or an Affiliate.

“Change in Control Period” means the period commencing on the occurrence of a Change in Control and ending on the second anniversary of the Change in Control, provided that if the Change in Control is a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as described in Treasury Regulation §1.409A-3(i)(5), then the Change in Control Period shall also include the period beginning six months prior to the occurrence of the Change in Control and ending on the Change in Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder, as amended from time to time.

“Code” means the U.S. Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

“Corporation” means Cboe Global Markets, Inc., a Delaware Corporation, and any successor thereto as provided in Article 6 herein.

“Effective Date” means August 1, 2018, the date this complete amendment and restatement of the Plan became effective.

“Employer” means the Corporation or any of its Affiliates, which employs the Executive.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations thereunder, as amended from time to time.

“Executive” means an eligible employee of the Employer designated from time to time by the Corporation and set forth on Appendix A hereto, as amended from time to time. No individuals other than those set forth on Appendix A hereto at the time of employment termination will be eligible to receive Severance Benefits.

“Good Reason” shall be deemed to exist if, and only if, without the Executive’s express written consent:

(a)    The Employer assigns to the Executive authorities, duties or responsibilities (including officer titles) that are inconsistent in any material and adverse respect with the Executive’s current authorities, duties or responsibilities with the Employer (including any material and adverse diminution of such authorities, duties or responsibilities);

(b)    The Employer materially reduces the Executive’s base compensation;

(c)    The Employer requires the Executive to relocate the Executive’s principal business office or principal place of residence outside the Chicago metropolitan area (or such other location where the Executive’s principal business office with the Employer may be identified upon commencement of the Executive’s participation in the Plan), or assigns to the Executive duties that would reasonably require such relocation;

(d)    The Employer materially breaches the terms of any agreement pursuant to which services are provided by the Executive; or

(e)    The Employer terminates, reduces or limits the Executive’s participation in any bonus, target bonus or incentive arrangement relative to the level of participation of other senior executives of similar rank, based upon an arbitrary decision of the Employer rather than a decision reasonably related to the level of job performance of the Executive; provided, however, that such action with respect to the Executive’s participation shall only constitute Good Reason under the Plan if the action results in materially reducing the aggregate value of the Executive’s incentive compensation below the aggregate value as of the Effective Date.

The Executive may terminate the Executive’s employment for Good Reason as of a date within 90 days after the initial existence of the condition constituting Good Reason; provided,  the Executive provides written notice to the Corporation of the Executive’s intention to resign for Good Reason and specifying in reasonable detail the breach or action giving rise thereto within 90 days of its initial existence and the Corporation does not cure such breach or action within 30 days after the date of the Executive’s notice.

“Health and Welfare Benefit Plan” means (a) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement made available by the Employer for its executives, and (b) any such additional or substitute plan or arrangement that the Employer may make available in the future and during the term of the Plan for its executives, in each case that is a “welfare plan” (as such term is defined in ERISA Section 3(1)).

“Involuntary Termination” has the meaning given to such term in Section 3.2 herein.

“LTIP” means the Second Amended and Restated Cboe Global Markets, Inc. (f/k/a CBOE Holdings, Inc.) Long-Term Incentive Plan, or any similar or successor plan.

“Person” has the meaning given to such term in Sections 13(d) and 14(d)(2) of the Exchange Act.

“Plan” means this Cboe Global Markets, Inc. Executive Severance Plan, as amended and restated effective August 1, 2018, including the Appendices that are attached hereto and made a part hereof.

“Plan Administrator” means the Compensation Committee of the Board, or its delegate.

“Plan Year” means the 12-month period that begins each January 1 and ends on the next December 31.

“Pro-Rated Bonus Payment” has the meaning given to such term in Section 3.3(A)(b) herein.

“Release” has the meaning given to such term in Section 3.6 herein.

“Retirement Benefit Plan” means (a) any qualified or non-qualified retirement, savings or deferred compensation plan, program or arrangement currently made available by the Employer for its executives, and (b) any such additional or substitute plan, program or arrangement that the Employer may make available in the future and during the term of the Plan for its executives, in each case that is a “pension plan” (as such term is defined in ERISA Section 3(2)).

“Salary and Bonus Payment” has the meaning given to such term in Section 3.3(A)(c) herein.

“SEC” means the United States Securities and Exchange Commission.

“Severance Benefits” has the meaning given to such term in Section 3.3 herein.

Article 3.    Severance Benefits

3.1    Eligibility for Severance Benefits. Subject to the conditions and limitations of the Plan, an Executive who experiences an Involuntary Termination shall be entitled to receive Severance Benefits as set forth below.

For purposes of the Plan, an Executive’s employment with the Employer shall be deemed to be terminated when the Executive has a “separation from service” within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to such a separation from service. Upon the Executive’s separation from service for any reason, the Executive will be deemed to have resigned as of the date of the Executive’s separation from service from all offices, directorships, and fiduciary positions with the Corporation, its Affiliates and employee benefit plans.

3.2    Involuntary Termination. The occurrence of either or both of the following events (an “Involuntary Termination”) shall entitle the Executive to receive Severance Benefits, subject to Section 3.3:

(a)    The Employer’s termination of the Executive’s employment without Cause and for a reason other than death or Disability; or

(b)    The Executive’s termination of employment with the Employer for Good Reason.

3.3    Severance Benefits. (A) In the event that the Executive experiences an Involuntary Termination, the Employer shall provide the Executive (or the Executive’s representative) with the following “Severance Benefits”:

(a)    The Executive’s “Accrued Benefits,” which include accrued but unpaid Base Salary (based upon the annual rate in effect on the date of employment termination) through the date of termination (payable in accordance with the Employer’s normal payroll practice); business expenses incurred but not paid prior to the date of termination in accordance with the Employer’s expense reimbursement policy; accrued but unused vacation through the date of termination; and other benefits mandated under the terms of any of the Employer’s employee plans or programs;

(b)    A pro-rated bonus equal to the bonus that the Executive would have received for the Plan Year in which the Executive’s employment terminates, based on the Executive’s target annual bonus for such year, multiplied by a fraction, the numerator of which equals the number of calendar days the Executive was employed by the Employer for the Plan Year in which the Executive’s employment terminates and the denominator of which is 365 (the “Pro-Rated Bonus Payment”), payable in a cash lump sum within 30 days following the date of termination, subject to Section 3.6;

(c)    A lump sum cash severance payment (the “Salary and Bonus Payment”) in an amount equal to the sum of (i) one times the Executive’s annual rate of Base Salary (using the greater of Base Salary in effect on the Effective Date or on the date of the Executive’s termination of employment), and (ii) one times the Executive’s target annual bonus for the Plan Year in which the Executive’s employment is terminated, payable within 30 days following the date of termination, subject to Section 3.6;

(d)    Any unpaid bonus earned in any year prior to the year in which the Executive’s employment terminates;

(e)    The Salary and Bonus Payment will not be deemed compensation for purposes of any Retirement Benefit Plan; and

(f)    The Employer shall pay the Executive’s COBRA premiums (or an amount equal to the Executive’s COBRA premiums) (sufficient to cover full family health care, if the Executive qualifies for and elects that coverage) for a period of eighteen (18) months following termination of the Executive’s employment, if the Executive elects such COBRA coverage. The Employer’s obligation to pay the COBRA premiums described in the preceding sentence will cease on the date the Executive becomes covered by another group health plan that does not impose pre-existing condition limitations on the Executive’s coverage. Nothing in this Section 3.3(f) shall be construed to extend the period over which COBRA continuation coverage must be provided to the Executive or the Executive’s dependents beyond that mandated by law.

(B)    In the event that the Executive experiences an Involuntary Termination during the Change in Control Period, the Executive shall be entitled to receive, in addition to the Severance Benefits described in Section 3.3(A) above, payable within 30 days following the later of the Executive’s date of termination or the Change in Control, subject to Section 3.6. The term “Severance Benefits” includes any benefits payable under this Section 3.3(B).

3.4    Termination for Cause or by the Executive Other Than for Good Reason. If the Executive’s employment is terminated either (a) by the Employer for Cause or (b) by the Executive other than for Good Reason, the Employer shall pay the Executive any unpaid bonus earned in any year prior to the year in which the Executive’s employment terminates and the Executive’s Accrued Benefits (as defined in Section 3.3(A)(a)).

3.5    Notice of Termination. Any termination of the Executive’s employment by the Employer for Cause or by the Executive for Good Reason shall be communicated by a written notice to the other party that indicates the specific termination provision in the Plan relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

3.6    Release. Notwithstanding anything in the Plan to the contrary, as a condition to receiving any Severance Benefits, the Executive (or, in the event of the Executive’s death or incompetence, the Executive’s designated beneficiary, surviving spouse, estate, or legal representative) shall execute a comprehensive release agreement and waiver of claims against the Employer in a form substantially the same as that attached hereto as Appendix D (the “Release”). The Employer shall deliver the Release to the Executive within 10 days of the Executive’s termination of employment. The Executive must deliver to the Employer an original, signed Release and the revocability period (if any) must elapse by the Release Deadline. For purposes of the Plan, the “Release Deadline” means the date that is 60 calendar days after the Executive’s termination of employment. Payment of any Severance Benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when the Executive executes the Release; provided, however, that where the Executive’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to 30 days prior to the Release Deadline, and provided further that where the Executive’s termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is 30 days prior to the Release Deadline. If the Executive does not deliver an original, signed Release to the Employer within 45 days after receipt of the same from the Employer, (i) the Executive’s rights shall be limited to those made available to the Executive as if the Executive were terminated under Section 3.4 above, and (ii) the Employer shall have no obligation otherwise to provide the Executive any Severance Benefits, or any other monies on account of the termination of the Executive’s employment.

By accepting Severance Benefits, the Executive acknowledges and agrees that if the Executive files a lawsuit or accepts recoveries, payments or benefits based on any claims that the Executive has released under the Release, as a condition precedent for maintaining or participating in any lawsuit or claim, or accepting any recoveries, payments or benefits, the Executive shall forfeit immediately such Severance Benefits and reimburse the Employer for any Severance Benefits already provided.

3.7    State Unemployment Benefits. For purposes of state unemployment benefits, Severance Benefits shall be expressly deemed allocated over the two-year period following the termination of the Executive’s employment, which two-year period is described in Section 3.3(A)(c), even if paid in a single lump sum.

3.8    No Further Obligations. Except as provided in the Plan or in any Retirement Benefit Plan or Health and Welfare Benefit Plan, the Employer shall not have any obligation to the Executive following the Executive’s termination of employment for any reason, including any obligation for severance payments or benefits. Except as provided in the Plan, the provision of Severance Benefits shall have no effect upon the Executive’s rights under any Retirement Benefit Plan, Health and Welfare Benefit Plan or other employee policy or practice of the Employer applicable to the Executive’s termination for any reason.

3.9    Indemnification. The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify and hold harmless any Executive in accordance with the terms and provisions of the Certificate of Incorporation of the Corporation or any of its Affiliates, each as amended.

3.10    Special Provisions for the Termination of Certain Named Executives. If an Executive who is licensed to practice law is terminated, nothing in this Plan shall prohibit or restrict such Executive from providing legal advice and counseling, or other advice and counseling incidental thereto, as an officer, employee, consultant, independent contractor or otherwise, to an exchange, facility, electronic communications network, electronic foreign currency exchange market matching platform, multilateral trading facility, alternative trading system, full service broker dealer  or any other company that directly competes with the Corporation or its Affiliates.  Appendix C includes other special provisions for the termination of certain named Executives.

Article 4.    Code Section 409A

4.1    The Plan is intended to comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent.

4.2    Each payment under the Plan or any Employer benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.

4.3    To the extent any reimbursements or in-kind benefit payments under the Plan are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

4.4    Notwithstanding anything in the Plan to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Code Section 409A) at the time of his separation from service and would be entitled to a payment upon separation from service during the six-month period beginning on the Executive’s date of termination that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive’s date of termination or the Executive’s death and will be accumulated and paid on the first day of the seventh month following the date of termination.

4.5    The Corporation may amend the Plan to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

4.6    The Employer cannot guarantee that the Severance Benefits provided under the Plan will satisfy all applicable provisions of Code Section 409A.

4.7    Whenever a payment specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Corporation, and the Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years.

4.8    The payment of any compensation or benefit that is subject to the requirements of Code Section 409A may not be accelerated except to the extent permitted by Code Section 409A.

Article 5.    Claims Procedures

5.1    Claims Procedures. The Employer will provide Severance Benefits without the necessity of a formal written claim by the Executive. However, if any person believes he or she is being denied any rights or benefits under the Plan, such person (or the person’s duly authorized representative) may file a claim in writing with the Plan Administrator within 90 days following the applicable Executive’s date of termination. If any such claim is wholly or partially denied, the Plan Administrator will notify the claimant of its decision in writing. The notification will set forth, in a manner calculated to be understood by the claimant, the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the determination is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. Such notification will be given within 90 days after the claim is received by the Plan Administrator, or within 180 days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a benefit determination.

5.2    Review Procedures. Within 60 days after the receipt of notification of an adverse benefit determination, a claimant (or the claimant’s duly authorized representative) may file a written request with the Plan Administrator for a review of the claimant’s adverse benefit determination and submit written comments, documents, records, and other information relating to the claim for benefits. A request for review will be deemed filed as of the date of receipt of such written request by the Plan Administrator. A claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Plan Administrator shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator will notify the claimant of its decision on review in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a). The decision on review will be made within 60 days after the request for review is received by the Plan Administrator, or within 120 days if the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

5.3    Disability Claims and Review Procedures. If a claim involves a “disability” determination, the claims and review procedures described in Sections 5.1 and 5.2 above will apply but the time limits will differ. The Plan Administrator will have 45 days to respond to the initial claim, and may extend the 45-day period by up to 30 days if an extension is necessary and the Plan Administrator notifies the Executive during the 45-day period of the reasons for the extension and the date by which the Plan Administrator expects to make a decision. The response deadline may be extended for an additional 30-day period if the Plan Administrator requires more time and notifies the Executive during the first 30-day extension period of the reasons for the extension and the date by which the Plan Administrator expects to make a decision.

The Executive will have 180 days after receiving a notice of adverse benefit determination involving a “disability” determination in which to submit a request for review of the adverse determination. The Plan Administrator shall reach a final decision and notify the Executive in writing of the decision within 45 days after the date it receives the Executive’s request for review, provided that the Plan Administrator may extend the response time by up to an additional 45 days by notifying the Executive in writing of the extension.

5.4    Legal Actions. The claims and review procedures described in this Article 5 must be utilized before a legal action may be brought against the Employer or the Plan. Any legal action must be filed within one year of receiving final notice of a denied claim. With respect to any decision or determination of the Plan Administrator that is or was made after a Change in Control, a reviewing arbitrator or court shall apply a de novo standard of review.

Article 6.    Successors

6.1    Successors to the Corporation. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Corporation by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place, subject to Section 8.1 herein. Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Corporation” for purposes of the Plan.

6.2    Assignment by the Executive. The Plan will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any Severance Benefits still would be owed to the Executive hereunder had the Executive continued to live, the Employer will continue to provide such Severance Benefits, unless otherwise provided herein, in accordance with the terms of the Plan to the Executive’s beneficiary last designated by written instrument delivered by the Executive to the Employer prior to the date of death. If no such designated beneficiary survives the Executive, such amount must be paid to the Executive’s surviving spouse, or if none, to the Executive’s lawful descendants per stirpes then living, or if none survive the Executive, to the legal representative of the Executive’s estate, or if none is appointed within 90 days of the date of death, to the Executive’s heirs at law under the laws of the state in which the Executive is domiciled at the date of death.

6.3    Payment of Benefits in Case of Incompetency. If an Executive entitled to Severance Benefits becomes physically or mentally incapable of receiving or acknowledging such Severance Benefits, the Employer upon receipt of satisfactory evidence of such legal incapacity may, in its sole discretion, cause such Severance Benefits to be provided to some other person, persons, or institution on behalf of the Executive.

Article 7.    Miscellaneous

7.1    Employment Status. The Plan is not a contract of employment, and eligibility under the Plan does not give the Executive the right to be rehired or retained in the employ of the Employer on a full-time, part-time or any other basis, or to receive any benefit under any other plan of the Employer. Eligibility under the Plan does not give the Executive any right, claim, or legal entitlement to any Severance Benefits, unless that right or claim has specifically accrued under the terms of the Plan.

7.2    No Reinstatement. By accepting Severance Benefits, the Executive waives any reinstatement or future employment with the Employer and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Employer.

7.3    Effect of Receiving Severance Benefits.  an Executive’s receipt of Severance Benefits does not constitute any sort of extension or perpetuation of employment beyond the Executive’s actual date of employment termination.

7.4    Ethical Standards. By accepting Severance Benefits, the Executive acknowledges and agrees that he or she has been given an adequate opportunity to advise the Employer’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that the Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Corporation or any Affiliate. The Executive further acknowledges and agrees that the Executive is not aware of any existing or threatened claims, charges, or lawsuits that he or she has not disclosed to the Employer.

7.5    Interests Not Transferable. The interests of persons entitled to Severance Benefits are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, or pursuant to an agreement between the Executive and an Employer, may not be voluntarily sold, transferred, alienated, assigned, or encumbered.

7.6    Entire Plan. The Plan contains the entire understanding of the Employer and the Executive with respect to the subject matter herein. The Severance Benefits shall be in lieu of and reduced by any severance, notice, termination pay or the like that may be payable under any plan or practice of the Employer, or that may be payable by any Federal, state, local, or foreign law, statute, regulation, ordinance, or the like (including the WARN Act or any similar state or foreign law). Any Severance Benefits will be offset against any severance, notice, or termination pay required to be paid by the Corporation or its Affiliates pursuant to federal, state, or local law or ordinance.

7.7    Conflicting Plans. The Plan supersedes any other generally applicable severance-related plan or policy of the Employer in effect on the date the Corporation adopts the Plan. Payments or benefits provided to an Executive under any Retirement Benefit Plan, Health and Welfare Benefit Plan or other employee benefit plan are governed solely by the terms of that plan. Any obligations or duties of an Executive pursuant to any separate non-competition or other agreement with an Employer will be governed solely by the terms of that agreement, and will not be affected by the terms of the Plan, except to the extent that agreement expressly provides otherwise. Severance Benefits are not taken into account for purposes of contributions or benefits under any other employee benefit plans. Further, the period of coverage under any employee benefit plan is not extended due to the provision of Severance Benefits.

7.8    Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its principal offices, with attention to the “Plan Administrator of the Cboe Global Markets, Inc. Executive Severance Plan.”

7.9    Tax Withholding. The Employer shall withhold from any Severance Benefits all Federal, state, city, or other taxes as legally required to be withheld, as well as any other amounts authorized or required by policy, including, but not limited to, withholding for garnishments and judgments or other court orders.

7.10    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan must be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions herein and will have no force or effect.

Notwithstanding anything in the Plan to the contrary, the Employer shall have no obligation to provide any Severance Benefits to the Executive hereunder to the extent, but only to the extent, that such provision is prohibited by the terms of any final order of a Federal, state, or local court or regulatory agency of competent jurisdiction, provided that such an order shall not affect, impair, or invalidate any provision of the Plan not expressly subject to such order.

7.11    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular and the singular includes the plural.

7.12    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Illinois will be the controlling law in all matters relating to the Plan without giving effect to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, the Plan will be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist).

7.13    Action by Corporation. Any action required of or permitted to be taken by the Corporation under the Plan must be by written resolution of the Board, by written resolution of a duly authorized committee of the Board, by a person or persons authorized by resolutions of the Board, or by a duly authorized committee.

7.14    Plan Funding. The Employer will provide all Severance Benefits due and owing directly out of its general assets. To the extent that an Executive acquires a right to receive Severance Benefits, such right shall be no greater than the right of an unsecured general creditor of the Employer. Nothing herein contained may require or be deemed to require, or prohibit or be deemed to prohibit, the Employer to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any Severance Benefits.

7.15    Clawback.  Notwithstanding anything in this Plan to the contrary, all incentive compensation paid to the Executive pursuant to this Plan or otherwise in connection with the Executive’s employment with the Employer shall be subject to applicable law, as may be in effect from time to time, including, without limitation, the provisions of any Employer policy to the extent required by Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations issued by the Securities and Exchange Commission or any national securities exchange or national securities association on which Employer stock may be traded.

Article 8.    Amendment and Termination

8.1    Amendment and Termination. The Corporation reserves the right, on a case-by-case basis or on a general basis, to amend the Plan at any time and to thereby alter, reduce or eliminate any benefit under the Plan, in whole or in part, at any time; provided that

(a)    No amendment or termination of the Plan that has the effect of (i) removing an Executive from the list of Executives Eligible to Participate in the Plan contained in Appendix A hereto, (ii) eliminating or reducing the amount of benefits payable (if any) to any Executive, or (iii) adversely affecting the benefits or rights of an Executive under the Plan, may be, without the express written consent of such Executive, retroactive or effective until the date that is two years after the later of (A) the date the Corporation adopts such amendment or termination or (B) the date the Corporation provides written notice of such amendment or termination to the affected Executive(s) (with the later of such dates referred to herein as the “Amendment Effective Date”); provided that any such amendment or termination shall not eliminate or reduce any benefit with respect to any termination of employment that occurs on or before the Amendment Effective Date; and

(b)    If a Change in Control occurs before the Amendment Effective Date, then the effective date of an amendment described in Section 8.1(a) or termination of the Plan shall be postponed as to the affected Executive(s) until the date that is one year after the Change in Control occurs. For the avoidance of doubt, if the Corporation amended the Plan (and gave notice) on January 1, 2012, to remove Executive A from the list of Executives Eligible to Participate in the Plan, a Change in Control occurred on December 1, 2013, and Executive A experienced an Involuntary Termination on September 1, 2014, Executive A would be entitled to Severance Benefits under the Plan under the terms and conditions of the Plan in effect immediately prior to January 1, 2012. Furthermore, if a Change in Control occurred on December 1, 2013 and Executive B was terminated by his Employer or a successor employer without Cause, or if he resigned for Good Reason, at any time within the twelve (12) month period following the Change in Control, then Executive B would be entitled to Severance Benefits under the Plan under the terms and conditions of the Plan in effect on December 1, 2013, subject to the provisions of this Section 8.1(b).

8.2    Notice of Amendment or Termination. The Corporation will notify the Executives, including, but not limited to, Executives receiving Severance Benefits, of any material amendment or termination of the Plan within a reasonable time.

Appendix A

Executives Eligible to Participate in the

Cboe Global Markets, Inc. Executive Severance Plan

As Amended and Restated Effective August 1, 2018

1.	Andrew Lowenthal
2.	John Patrick Sexton
3.	John Deters
4.	The following Executives shall become eligible to participate in the Plan effective upon the 24-month anniversary of the closing of the merger between the Corporation and Bats Global Markets, Inc.:
a.	Christopher Isaacson
b.	Bryan Harkins
c.	Mark Hemsley
d.	Eric Crampton
e.	Brian Schell
5.

The following Executives shall continue to participate in the Plan until all obligations under the applicable termination or release agreements by and between each Executive and the Corporation  have been completed (as such obligations were determined pursuant to the terms of the Plan as in effect on each Executive’s employment termination date):

a.	Edward L. Provost
b.	Gerald T. O’Connell
c.	Philip M. Slocum
d.	Alan J. Dean
e.	Joanne Moffic-Silver

Appendix B

Additional Information for Summary Plan Description

This Appendix B, together with the Plan document, constitutes the summary plan description of the Plan. References in this Appendix B to “you” or “your” are references to the Executive. Any term capitalized but not defined in this Appendix B will have the meaning set forth in the Plan.

Your Rights Under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Receive information about the Plan and benefits offered under the Plan.
•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Action by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a

Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

General Plan Information

Plan Sponsor:	Cboe Global Markets, Inc. 400 South LaSalle Street Chicago, Illinois 60605
Plan Name:	Cboe Global Markets, Inc. Executive Severance Plan
Type of Plan:	Welfare plan
Source of Funds:

The Employer will pay all benefits due and owing under the Plan directly out of its general assets. To the extent that an Executive acquires a right to receive benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

Plan Number:	506
Corporation’s Employer Identification Number:	20-5446972

Plan Administrator:	Cboe Global Markets, Inc. 400 South LaSalle Street Chicago, Illinois 60605 (312) 786-5600
Agent for Service of Legal Process:	Plan Administrator
Plan Year:	Calendar Year (January 1 - December 31)
Successors:

The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Corporation by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the Plan will be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Corporation” for purposes of the Plan.

Binding Legal Contract:	This Plan shall be a binding legal contract between the Employer and the Executive.

Appendix C

Special Provisions for the Termination of Certain Named Executives

Under the Cboe Global Markets, Inc. Executive Severance Plan

None

Appendix D

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) is made and entered into this _____ day of _____________, 20__, to be effective as of __________________ (the “Effective Date”), by and between CBOE GLOBAL MARKETS, INC. (“CBOE”) and ______________, a resident of the State of __________ (the “Executive”).

1.

In consideration of CBOE’s agreement to provide Executive with the severance pay and benefits, described in the Cboe Global Markets, Inc. Executive Severance Plan (the “Plan”), to which Executive is not otherwise entitled and the sufficiency of which Executive acknowledges, Executive does hereby fully, finally and unconditionally release and forever discharge CBOE, CBOE’s subsidiaries and affiliates, and each of the former,  current and future officers, directors, employees, members, shareholders, representatives and agents and all of their respective predecessors, successors, and assigns of CBOE and CBOE’s subsidiaries and affiliates (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Executive’s past employment with CBOE or any past actions, statements, or omissions of CBOE or any of the Released Parties occurring prior to Executive’s execution of this Agreement, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. § 1981), THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE GENETIC INFORMATION NONDISCRIMINATION ACT OF 2008; THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”); THE OLDER WORKER BENEFITS PROTECTION ACT; THE REHABILITATION ACT OF 1973; EXECUTIVE ORDER 11246; EXECUTIVE ORDER 11141; THE FAIR CREDIT REPORTING ACT; THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT; THE EQUAL PAY ACT; THE EMPLOYEE RETIREMENT INCOME SECURITY ACT (INCLUDING WITH RESPECT TO UNVESTED BENEFITS); THE NATIONAL LABOR RELATIONS ACT; THE UNIFORM SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT; THE KANSAS ACT AGAINST DISCRIMINATION, THE KANSAS AGE DISCRIMINATION IN EMPLOYMENT ACT, THE KANSAS MINIMUM WAGE AND MAXIMUM HOURS LAW, THE NEW YORK HUMAN RIGHTS LAW; THE NEW JERSEY LAW AGAINST DISCRIMINATION, THE NEW JERSEY WAGE PAYMENT ACT, THE NEW JERSEY FAMILY LEAVE ACT, THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT; THE MILLVILE DALLAS AIRMOTIVE PLANT JOB LOSS NOTIFICATION ACT (NEW

JERSEY’S WARN ACT); the New York Worker Adjustment and Retraining Notification Act, the New York Labor Law, the New York Whistleblower Law, the New York Civil Rights Law, the New York Equal Pay Law, the New York City Fair Chance Act, the New York City Stop Credit Discrimination in Employment Act; Illinois Family Military Leave Act, the Illinois Genetic Information Privacy Act, the Illinois One Day Rest in Seven Act, the Illinois Right to Privacy in the Workplace Act, the Illinois School Visitation Rights Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Record Disclosures Act, the Illinois Personnel Records Review Act, the Illinois Whistleblowers Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Human Rights Act; the Chicago and Cook County Human Rights Ordinances, all as amended, and any other statutory, contract, implied contract, or common law claim arising out of or involving Executive’s employment, the termination of Executive’s employment, or any continuing effects of Executive’s employment with CBOE (the “Released Claims”).

2.

Executive agrees not to sue CBOE or any of the Released Parties with respect to rights and Released Claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.

Notwithstanding anything in this Release to the contrary, nothing in this Release prohibits Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to CBOE), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Release limits Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Executive). You acknowledge and agree that this Release is not in settlement of a claim of sexual discrimination or harassment.

4.

Executive has 21 days (until ____________) within which to consider this Release, although Executive may accept it at any time within those 21 days. Once Executive has signed this Release, Executive will still have seven days in which to revoke his or her acceptance of the ADEA portion of the Release by notifying CBOE, and specifically, the Human Resources Department. The ADEA portion of the Release will not be effective or enforceable until the seven day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and CBOE will have three business days to rescind the entire Release by so notifying Executive.

5.	This Release shall be binding upon and inure to the benefit of CBOE and its successors and assigns and Executive and his or her heirs, executors and administrators.
6.	This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.
7.

Executive agrees that he or she will not directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of the Released Parties. Executive acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.

By signing this Release, Executive acknowledges and understands that this Release does not imply that CBOE has done anything unlawful or wrong.

CBOE GLOBAL MARKETS, INC.

________________________________

By: ________________________

Its: _________________________

EXECUTIVE

__________________________________

Appendix A Executives

CBOE GLOBAL MARKETS, INC. EXECUTIVE SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF

THE TERMS AND CONDITIONS OF THE PLAN

Cboe Global Markets, Inc. (the “Corporation”) has established the Cboe Global Markets, Inc. Executive Severance Plan, as amended and restated effective August 1, 2018 (the “Plan”). The Plan provides severance payments and benefits to certain eligible executives in the event of employment termination by the Corporation without “cause” or termination by the executive for “good reason” (each as defined in the Plan). You are eligible to participate in the Plan.

By the signatures below of the representative of the Corporation and the Executive named herein, the Corporation and the Executive agree that the Corporation hereby designates the Executive as eligible to participate in the Plan, and the Executive hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.

Name of Executive:     «FirstName» «LastName»

Date of Eligibility and Participation:     «Date_2»

At Will Employment. Nothing in this Acknowledgement and Acceptance or in the Plan confers upon the Executive any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive’s employment at any time for any reason.

Amendment and Termination of Plan. The Corporation reserves the right, on a case-by-case basis or on a general basis, to amend the Plan in accordance with Section 8.1. No amendment or termination of the Plan that has the effect of removing an Executive from Appendix A may be, without the express written consent of such Executive, (a) effective until a date that is two years after the later of adoption of such amendment or termination or written notice of such amendment or termination to the affected Executive(s); or (b) retroactive. No amendment or termination shall eliminate or reduce any benefit with respect to any Executive who experiences a termination of employment that occurs on or before such amendment or termination becomes effective.

EXECUTIVE:CBOE GLOBAL MARKETS, INC.

SignatureBy: ________________________

Its: __________________________

Attachment:

Cboe Global Markets, Inc. Executive Severance Plan